Exhibit 99.1

Fabrinet Announces First Quarter 2011 Financial Results

BANGKOK, Thailand – November 1, 2010 – Fabrinet (NYSE: FN), a provider of precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of complex products, today announced its financial results for the first quarter of fiscal 2011, ended September 24, 2010.

Fabrinet reported total revenue of $173.7 million for the first quarter of fiscal 2011, an increase of 79% compared to revenue of $97.0 million for the comparable period in 2010. GAAP net income in the first quarter was $15.2 million, or $0.44 per diluted share, an increase of 146% compared to GAAP net income of $6.2 million, or $0.20 per share in the first quarter of 2010.

Tom Mitchell, Chief Executive Officer of Fabrinet, said, “We are pleased to have achieved record revenues in the first quarter and continued our long history of profitability. The strong revenue and earnings performance was above expectations, despite component shortages which limited our production capacity. We saw strength in all product areas, with growth from lasers and sensors above our overall growth rate. Looking ahead, we believe that we are well positioned for further growth over the longer-term.”

Business Outlook

Based on information available as of November 1, 2010, Fabrinet is issuing guidance for the second quarter of fiscal 2011 as follows:

The company expects second quarter revenue to be in the range of $170 million to $175 million. GAAP net income is expected to be in the range of $0.42 to $0.45 per share, based on approximately 34.3 million fully diluted weighted average shares outstanding.

Conference Call Information

What:	Fabrinet first quarter 2011 financial results conference call
When:	Monday, November 1, 2010
Time:	5:00 p.m. ET
Live Call:	(866) 713-8307, domestic
(617) 597-5307, international Passcode 56715733
Replay:	(888) 286-8010, domestic
(617) 801-6888, international
Passcode 20492956
Webcast:	http://investor.fabrinet.com/ (live and replay)

This press release and any other information related to the call will also be posted on Fabrinet’s website at http://investor.fabrinet.com. The webcast will be archived on Fabrinet’s website for a period of one year.

About Fabrinet

Fabrinet provides precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of complex products, such as optical communication components, modules and sub-systems, industrial lasers and sensors. Fabrinet offers a broad range of advanced optical and electro-mechanical capabilities across the entire manufacturing process, including process design and engineering, supply chain management, manufacturing, final assembly and test. Fabrinet focuses on production of high complexity products in any mix and any volume. Fabrinet maintains engineering and manufacturing resources and facilities in Thailand, the People’s Republic of China and the United States. For more information visit: http://www.fabrinet.com.

Safe Harbor

“Safe Harbor” Statement Under U.S. Private Securities Litigation Reform Act of 1995 This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include all of the statements under the “Business Outlook” section relating to our forecasted operating results for the second quarter of fiscal year 2011. These forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: less customer demand for our products and services than forecasted; less growth in the optical communications, industrial lasers and sensors markets than we forecast; difficulties expanding into additional markets, such as the semiconductor processing, biotechnology, metrology and material processing markets; increasing competition in the optical manufacturing services markets; difficulties in delivering products and services that compete effectively from a price and performance perspective; our reliance on a limited number of customers and suppliers; difficulties in accurately forecasting demand for our services; difficulties in managing our operating costs; difficulties in managing and operating our business in multiple countries (including in the U.S., Thailand and the People’s Republic of China) and other important factors as described in Fabrinet reports and documents filed from time to time with the Securities and Exchange Commission (SEC), including the factors described under the sections captioned “Risk Factors” in our annual report on Form 10-K, filed on September 8, 2010. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

SOURCE: Fabrinet

Investor Contact:	Media Contact:
Abhi Kanitkar	Pam Crowley
ICR, Inc.	Crowley Communications
(617) 956-6735	(408) 529-9655
ir@fabrinet.com	pamc@crowleypr.com

Fabrinet

Unaudited Condensed Consolidated Balance Sheets

As of September 24, 2010 and June 25, 2010

(in thousands of U.S. dollars, except share data)	September 24, 2010	June 25, 2010
Assets
Current assets
Cash and cash equivalents	$101,090	$84,942
Receivable from initial public offering	—	26,319
Trade accounts receivable, net	110,169	101,514
Inventories, net	113,131	98,146
Deferred income taxes	774	696
Deposit for land purchase	—	2,162
Prepaid expenses and other current assets	4,660	2,547

Total current assets	329,824	316,326

Non-current assets
Property, plant and equipment, net	64,324	57,651
Intangibles, net	1,097	1,220
Deferred income taxes	1,822	1,626
Deposits and other non-current assets	987	602

Total non-current assets	68,230	61,099

Total assets	$398,054	$377,425

Liabilities and Shareholders’ Equity
Current liabilities
Long-term loans from banks, current portion	$5,508	$6,008
Trade accounts payable	108,445	102,977
Income tax payable	3,518	2,521
Accrued payroll, profit sharing and related expenses	6,178	3,895
Accrued expenses	3,129	3,567
Other payables	3,624	5,935

Total current liabilities	130,402	124,903

Non-current liabilities
Long-term loans from banks, non-current portion	13,460	14,377
Severance liabilities	3,817	3,456
Other non-current liabilities	2,751	2,526

Total non-current liabilities	20,028	20,359

Total liabilities	150,430	145,262

Commitments and contingencies (Note 13)
Shareholders’ equity
Preferred shares (5,000,000 shares authorized, $0.01 par value; no shares issued and outstanding as of September 24, 2010 and June 25, 2010, respectively)	—	—
Ordinary shares (500,000,000 shares authorized, $0.01 par value; 33,764,630 shares and 33,751,730 shares issued and outstanding as of September 24, 2010 and June 25, 2010, respectively)	338	337
Additional paid-in capital	55,041	54,786
Retained earnings	192,245	177,040

Total shareholders’ equity	247,624	232,163

Total Liabilities and Shareholders’ Equity	$398,054	$377,425

Fabrinet

Unaudited Condensed Consolidated Statements of Operations

For the three months ended September 24, 2010 and September 25, 2009

	Three Months Ended
(in thousands of U.S. dollars)	September 24, 2010	September 25, 2009

Revenues
Revenues	$173,740	$84,244
Revenues, related party	—	12,774

Total revenues	173,740	97,018
Cost of revenues	(151,964)	(86,058)

Gross profit	21,776	10,960
Selling, general and administrative expenses	(4,827)	(3,809)

Operating income	16,949	7,151

Interest income	98	111
Interest expense	(111)	(161)
Foreign exchange loss, net	(378)	(60)
Other income	4	—

Income before income taxes	16,562	7,041
Income taxes	(1,357)	(855)

Net income	$15,205	$6,186

Earnings per share
Basic	$0.45	$0.20
Diluted	$0.44	$0.20

Weighted average number of ordinary shares outstanding
(thousands of shares)
Basic	33,761	30,707
Diluted	34,351	31,269